EXHIBIT 99.1

Anavex Life Sciences Provides Supplemental Information on ANAVEX®2-73 (Blarcamesine) AVATAR Phase 3 Trial for the Treatment of Adult Patients with Rett Syndrome

NEW YORK – February 4, 2022 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome and other central nervous system (CNS) diseases, today provides supplemental information on the ANAVEX®2-73 (blarcamesine) AVATAR Phase 3 trial for the treatment of adult patients with Rett syndrome.

Following the successful completion of U.S. Phase 2 Rett syndrome study (ANAVEX®2-73-RS-001) as announced in December 2020, and the knowledge gained from it, the AVATAR study (ANAVEX®2-73-RS-002) appropriately updated endpoints according to ICH guidelines were approved by the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) and in Australia by the Human Research Ethics Committees (HREC), where the AVATAR study was conducted. Subsequently the AVATAR study was updated from a Phase 2 to a Phase 3 study. The January 2022 update to the trial description in ‘clinicaltrials.gov’ was not a real-time communication and may have given the wrong impression of a late change of trial endpoints / phase of the study, which is not the case.

Based on the results of the AVATAR Phase 3 study (ANAVEX®2-73-RS-002) and the prior successful U.S. Phase 2 (ANAVEX®2-73-RS-001) study in adult patients with Rett syndrome, Anavex is planning to meet with the FDA to discuss the approval pathway. There are no FDA-approved drugs for Rett syndrome. ANAVEX®2-73 has Fast Track designation, Rare Pediatric Disease designation and Orphan Drug designation from the FDA for the treatment of Rett syndrome.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), successfully completed a Phase 2a clinical trial for Alzheimer’s disease and recently a Phase 2 proof-of-concept study in Parkinson’s disease dementia and a Phase 2 study in adult patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate that restores cellular homeostasis by targeting sigma-1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. ANAVEX®3-71, which targets sigma-1 and muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the company on Twitter, Facebook, Instagram and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com